Exhibit 99.3

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Gold Basin Resources Corporation and is neither an offer to sell nor a solicitation of an offer to purchase any securities of CANEX Metals Inc. The Offer (as defined below) is being made solely by the Offer and Circular (as defined below) and any amendments, supplements or modifications thereto, and is being made to all holders of Shares (as defined below). The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders (as defined below) in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror (as defined below) may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

NOTICE OF VARIATION, CHANGE AND

EXTENSION OF OFFER TO PURCHASE

all of the issued and outstanding common shares of

GOLD BASIN RESOURCES CORPORATION

on the basis of 0.592 of a common share of CANEX Metals Inc.

for each common share of Gold Basin Resources Corporation

CANEX Metals Inc. (“CANEX” or the “Offeror”) hereby gives notice that it is varying certain terms and conditions of its offer dated August 28, 2025 (the “Original Offer”) as amended by the Notice of Variation, Change and Extension dated December 12, 2025 (the “First Notice of Variation, Change and Extension”), to purchase, on the terms and subject to the conditions of the Original Offer, all of the issued and outstanding common shares (the “Shares”) in the capital of Gold Basin Resources Corporation (the “Company”), including any Shares that may become issued and outstanding after the date of the Original Offer but prior to the Expiry Time (as defined below), to: (a) waive the condition of the Offer (as set out in paragraph (a) of Section 4 of the Offer (on page 27 of the Original Circular)) that there be validly tendered and not withdrawn under the Offer not less than 66 2/3% of the outstanding Shares, on a fully diluted basis, excluding Shares beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror; (b) extend the Expiry Time of the Offer to 5:00 p.m. (Toronto Time) on January 19, 2026; (c) clarify that the period of time during which Shares may be deposited under the Offer after the expiry of the initial deposit period if the statutory minimum condition is satisfied and the other conditions of the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Shares deposited under the Offer is a period of not less than 10 calendar days, not a period of not less than 10 Business Days; (d) provide additional disclosure, including, but not limited to, certain recent developments of CANEX, such as the closing of its previously announced non-brokered private placement of 20,000,000 common shares of CANEX at a price of $0.15 per Offeror Common Share for gross proceeds of $3,000,000, led by a strategic investment from Mr. N. Eric Fier; and (e) include the audited consolidated financial statements of the Offeror for the years ended September 30, 2025 and 2024 and management’s discussion and analysis thereof.

The Offer has been extended and now remains open for acceptance until 5:00 p.m. (Toronto Time) on January 19, 2026 (the “Expiry Time”), unless the Offer is further extended, accelerated or withdrawn by the Offeror in accordance with its terms.

References in this advertisement to the “Offer” shall refer to the Original Offer, as amended by the First Notice of Variation, Change and Extension and a Notice of Variation, Change and Extension dated January 9, 2026 (collectively, the “Notices”), references to the “Circular” shall refer to the take-over bid circular dated August 28, 2025 (the “Original Circular”), as amended by the Notices, and references to the “Offer Documents” refers to the Original Offer and Circular, and the related Letter of Transmittal and Notice of Guaranteed Delivery, as amended by the Notices, copies of which have been or will be filed with the applicable Canadian securities regulatory authorities and available under the Company’s profile on SEDAR+ at www.sedarplus.ca.

The information contained in this advertisement is a summary only. The Offer is made solely by the Offer Documents (including the Notices), all of which are incorporated herein by reference. The Offer Documents (including the Notices) contain important information that shareholders of the Company (“Shareholders”) are urged to read in their entirety before making any decision with respect to the Offer.

The Offer is being made for the securities of a Canadian company that does not have securities registered under section 12 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Offer is not subject to section 14(d) of the U.S. Exchange Act and Regulation 14D thereunder, and is exempt from Rules 14e-1 and 14e-2 of Regulation 14E pursuant to the Tier I cross-border exemption in Rule 14d-1(c). The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 under the U.S. Exchange Act, in accordance with Canadian corporate and securities laws requirements. Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to tender offers under the U.S. Exchange Act and the rules and regulations promulgated thereunder.

Shareholders in the United States should be aware that the disposition of their Shares (or the exercise, exchange or redemption of the Convertible Securities (as defined in the Offer and Circular)) and the acquisition of Offeror Common Shares by them as described in the Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences for Shareholders who are resident in, or citizens of, the United States may not be described fully in the Offer and Circular and such Shareholders are encouraged to consult their tax advisors. See Section 18 of the Original Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 19 of the Original Circular, “Certain United States Federal Income Tax Considerations”.

The Offeror has furnished, or will furnish, this advertisement and the Notice of Variation, Change and Extension dated January 9, 2026 in English to the U.S. Securities and Exchange Commission on Form CB and has filed or will file a Form F-X to appoint an agent for service of process in the United States.

This Offer is made for the securities of a Canadian issuer and by a Canadian issuer. The Offer is subject to disclosure requirements of Canada that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for Shareholders in the United States to enforce their rights and any claim they may have arising under the federal securities laws, since the Offeror is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. Shareholders in the United States may not be able to sue the Offeror or the Company or their officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel the Offeror or the Company or their respective affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Offeror may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

THE OFFEROR COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY U.S. STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY U.S. STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Copies of the Offer Documents can be obtained without charge from Laurel Hill Advisory Group, acting as the information agent for the Offer. Questions or requests for assistance may be directed to the information agent at the address and telephone number set out below.

Toll-Free Phone: 1-877-452-7184 Outside North America: +1 416-304-0211 Text Message: Text “INFO” to 416-304-0211 or 1-877-452-7184 Email: assistance@laurelhill.com

January 9, 2026